Exhibit 99.1
vTv Therapeutics Announces 2022 Fourth Quarter and Full Year Financial Results and Provides Corporate Update

•Company preparing to initiate Phase 3 clinical trials of TTP399, an adjunctive therapy to insulin, for the treatment of Type 1 diabetes

•Biotech industry and Wall Street veteran Steven Tuch appointed Executive Vice President and Chief Financial Officer

•Biotech industry veteran Elizabeth Keiley appointed Executive Vice President and General Counsel

HIGH POINT, N.C. - March 6, 2023 – vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical stage biopharmaceutical company focused on the development of an adjunctive therapy to insulin for the treatment of Type 1 diabetes, today reported financial results for the fourth quarter and year ended December 31, 2022, and provided an update on recent corporate developments.
“We have made a great deal of progress since I joined vTv early in the second half of 2022,” said Paul Sekhri, Chief Executive Officer of vTv. “We have significantly strengthened our executive team through key appointments, and importantly continued moving the TTP399 program ahead, bringing us closer to initiation of the first of two Phase 3 studies, for which we expect to commence launch activities in the second half of 2023. TTP399’s Breakthrough Therapy Designation has afforded us the opportunity to engage closely with the FDA as we work to finalize the study protocols for the upcoming pivotal trials. We remain intently focused on the development and potential commercialization of TTP399, and look forward to sharing details of our continued advancement.”
Recent Company Highlights

•On February 28, 2023, the Company received approximately $12.0 million from G42 Investments in satisfaction of the promissory note issued in connection with the common stock purchase agreement entered into between vTv and G42 Investments in 2022. The amount received reflected a 3.75% discount to the full amount in exchange for acceleration of the payment from the due date of May 31, 2023.
•On February 24, 2023, the Company received written confirmation that the FDA is in agreement with its pediatric study plan for the study of TTP399 in T1D patients between 2 and 16 years of age.
•On February 1, 2023, the Company appointed biotech industry veteran Elizabeth Keiley as Executive Vice President and General Counsel. Ms. Keiley is an accomplished life sciences industry attorney, having held senior-level legal positions at publicly traded biotechnology, diagnostic and medical device companies.
•On December 8, 2022, the Company appointed Steven Tuch as Executive Vice president and Chief Financial Officer. Mr. Tuch has more than 20 years of experience in finance and business development in the life sciences industry, including leadership roles in both biotech and investment banking.
Upcoming Milestones and Events

•Pivotal Study Planning. The Company is preparing to initiate the first of two pivotal, placebo-controlled clinical trials of TTP399 in subjects with T1D following FDA clearance. The studies are expected to recruit approximately 1,000 patients and at least one of the studies will assess one year of treatment. The FDA and the Company have agreed on the primary endpoint for the studies as the difference between the placebo and

TTP399-treated groups in number of hypoglycemic events. The Company expects to commence launch activities in connection with the Phase 3 trials in the second half of 2023.
•Phase 2 Study in Type 2 Diabetes. In collaboration with an affiliate of G42 Investments, the Company is preparing to sponsor a Phase 2 study comparing TTP399 with placebo in approximately 600 patients with Type 2 diabetes on insulin therapy. This study is expected to be initiated in 2023.
Fourth Quarter 2022 Financial Results
•Cash Position: The Company’s cash position as of December 31, 2022, was $12.1 million compared to $13.4 million as of December 31, 2021.

•Research & Development (R&D) Expenses: R&D expenses were $4.0 million and $5.4 million in each of the three months ended December 31, 2022, and 2021, respectively. The decrease of $1.4 million is attributable to i) a decrease in spending related to a multiple ascending dose study for HPP737 due to its completion in 2021, ii) a license payment to Novo Nordisk for the completion of TTP399 phase 2 studies in 2021, and iii) lower payroll and severance costs, offset by higher spending on TTP399 due to drug product related costs and trial preparation costs.
•General & Administrative (G&A) Expenses: G&A expenses were $2.4 million and $5.7 million for each of the three months ended December 31, 2022, and 2021, respectively. The decrease of $3.3 million was due to lower payroll and severance costs offset by higher other G&A costs.
•Other Income: Other income for the three months ended December 31, 2022, was $0.1 million and was driven by gains related to the change in the fair value of the outstanding warrants to purchase shares of our own stock issued to related parties (“Related Party Warrants”), partially offset by an unrealized loss recognized related to the Company’s investment in Reneo. Other income for the three months ended December 31, 2021, was $1.6 million and was related to the unrealized gains recognized related to the investment in Reneo, as well as gains related to the change in the fair value of the outstanding warrants in our own stock held by a related party.
•Net Loss: Net loss attributable to vTv shareholders for the three months ended December 31, 2022, was $4.7 million or $0.06 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $7.1 million or $0.11 per basic share.

Full Year 2022 Financial Results
•Cash Position: The Company’s cash position as of December 31, 2022, was $12.1 million compared to $13.4 million as of December 31, 2021

•Research & Development (R&D) Expenses: R&D expenses were $12.4 million and $13.3 million in each of the years ended December 31, 2022, and 2021, respectively. The decrease is attributable to i) a decrease in clinical trial costs for azeliragon, which was mainly driven by discontinuance of its development as a potential treatment of Alzheimer’s disease in patients with type 2 diabetes, ii) a decrease in spending related to a multiple ascending dose study for HPP737 due to its completion in 2021, iii) a license payment in 2022 to Novo Nordisk for the completion of TTP399 phase 2 studies in 2021, and iv) lower payroll and severance costs, offset by higher spending on TTP399 due to drug product related costs and trial preparation costs.
•General & Administrative (G&A) Expenses: G&A expenses were $12.2 million and $12.3 million for each of the years ended December 31, 2022, and 2021, respectively. The decrease of $0.1 million was due to lower payroll and severance costs offset by higher legal expense and other G&A costs.
•Other (Expense)/Income: Other expense for the year ended December 31, 2022, was $2.7 million and was driven by an unrealized loss recognized related to the Company’s investment in Reneo, offset by gains related to the change in the fair value of the outstanding warrants to purchase shares of our own stock issued to related parties. Other income for the year ended December 31, 2021, was $4.1 million and was related to the unrealized gains recognized related to the investment in Reneo, as well as gains related to the change in the fair value of the outstanding warrants in our own stock held by a related party.

•Net Loss: Net loss attributable to vTv shareholders for the year ended December 31, 2022, was $19.2 million or $0.26 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $13.0 million or $0.21 per basic share.

vTv Therapeutics Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,126	$13,415
Accounts receivable, net	173	57
Promissory note receivable	12,243	—
Prepaid expenses and other current assets	2,537	2,049
Current deposits	15	100
Total current assets	27,094	15,621
Property and equipment, net	207	278
Operating lease right-of-use assets	349	402
Long-term investments	5,588	9,173
Total assets	$33,238	$25,474
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$7,313	$8,023
Current portion of operating lease liabilities	154	184
Current portion of contract liabilities	17	35
Current portion of notes payable	224	256
Total current liabilities	7,708	8,498
Contract liabilities, net of current portion	18,669	—
Operating lease liabilities, net of current portion	338	492
Warrant liability, related party	684	1,262
Total liabilities	27,399	10,252
Commitments and contingencies
Redeemable noncontrolling interest	16,579	24,962
Stockholders’ deficit:
Class A Common Stock	815	669
Class B Common Stock	232	232
Additional paid-in capital	253,737	238,193
Accumulated deficit	(265,524)	(248,834)
Total stockholders’ deficit attributable to vTv Therapeutics Inc.	(10,740)	(9,740)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$33,238	$25,474

vTv Therapeutics Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenue	$9	$9	$2,018	$4,005
Operating expenses:
Research and development	3,964	5,402	12,357	13,324
General and administrative	2,388	5,716	12,201	12,343
Total operating expenses	6,352	11,118	24,558	25,667
Operating loss	(6,343)	(11,109)	(22,540)	(21,662)
Interest income	152	—	352	1
Interest expense	(6)	(6)	(15)	(12)
Other income (expense), net	107	1,632	(2,670)	4,057
Loss before income taxes	(6,090)	(9,483)	(24,873)	(17,616)
Income tax provision	—	—	200	115
Net loss before noncontrolling interest	(6,090)	(9,483)	(25,073)	(17,731)
Less: Net loss attributable to noncontrolling interest	(1,345)	—	(5,909)	(4,744)
Net loss attributable to vTv Therapeutics Inc.	$(4,745)	$(9,483)	$(19,164)	$(12,987)
Net loss attributable to vTv Therapeutics Inc. common shareholders	$(4,745)	$(7,051)	$(19,164)	$(12,987)
Net loss per share of vTv Therapeutics Inc. Class A common stock, basic and diluted	$(0.06)	$(0.11)	$(0.26)	$(0.21)
Weighted average number of vTv Therapeutics Inc. Class A common stock, basic and diluted	81,483,600	66,785,550	74,876,200	60,732,636
About vTv Therapeutics
vTv Therapeutics Inc. is a clinical stage biopharmaceutical company focused on developing oral, small molecule drug candidates. vTv has a pipeline of clinical drug candidates led by TTP399, a potential adjunctive therapy to insulin for the treatment of type 1 diabetes. vTv’s development partners are pursuing additional indications in type 2 diabetes, chronic obstructive pulmonary disease, renal disease, primary mitochondrial myopathy, and glioblastoma and other cancers.
Forward-Looking Statements
This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. In addition, we may not be able to successfully complete a successful financing, partnering or licensing transactions with respect to TTP399. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts:

Investors:
Lee Roth
Burns McClellan
lroth@burnsmc.com

Media:
Selina Husain / Robert Flamm, Ph.D.
Burns McClellan, Inc.
shusain@burnsmc.com / rflamm@burnsmc.com